Exhibit 99.1

AMERICAN GREETINGS ANNOUNCES THIRD QUARTER EARNINGS

CLEVELAND (December 22, 2011) – American Greetings Corporation (NYSE: AM) today announced its results for the third fiscal quarter ended November 25, 2011.

Third Quarter Results

For the third quarter of fiscal 2012, the Company reported total revenue of $463.6 million, pre-tax income of $29.7 million, and net income of $20.2 million or 50 cents per share (all per-share amounts assume dilution). Compared to the prior year, revenue increased approximately $33.5 million, or about eight percent.

Last year, for the third quarter of fiscal 2011, the Company reported total revenue of $430.1 million, pre-tax income of $51.5 million, and net income of $32.2 million or 78 cents per share.

Management Comments

Chief Executive Officer Zev Weiss said, “I am delighted with our revenue growth this quarter in both our domestic and international businesses. We believe that our commitment to our product leadership strategy continues to be successful, our investments are helping to drive revenue, and we feel good about our overall momentum in the marketplace. With our strong revenue growth this quarter, we feel more confident regarding our ability to hit or surpass the full year revenue growth target of three percent.”

Outlook

Previously, for fiscal year 2012, the Company projected revenue to grow approximately 3 percent compared to fiscal year 2011. The Company projected cash flow from operating activities to fall within the range of $125 million to $145 million and capital expenditures between $45 million and $50 million, resulting in cash flow from operating activities minus capital expenditures of $80 million to $100 million.

As a result of the additional expenses and investments to support the Company’s product leadership strategy and its expanded customer relationships, as well as the information systems refresh project, the Company now expects fiscal year 2012 cash flow from operating activities, less capital expenditures, to be lower than previously estimated. The Company estimates cash flow from operating activities to be around $90 million to $110 million and capital expenditures to be around $55 million to $70 million, resulting in cash flow from operating activities minus capital expenditures of roughly $35 million to $50 million. As part of that estimate, and in order to support revenue growth, the Company expects a meaningful use of cash for balance sheet items such as working capital.

Financing Activities

Under the Company’s $75 million share repurchase program, during the third fiscal quarter the Company purchased approximately 2.0 million shares of its common stock for about $34.5 million. These repurchases complete the sixth share repurchase program announced in January, 2009. The share repurchases this third fiscal quarter are a continuation of a multi-year effort under which the Company has reduced its diluted share count by about 50 percent over the past seven years.

Conference Call on the Web

American Greetings will broadcast its conference call live on the Internet at 9:00 a.m. Eastern time today. The conference call will be accessible through the Investors section of the American Greetings Web site at http://investors.americangreetings.com. A replay of the call will also be available on the site.

About American Greetings Corporation

For more than 100 years, American Greetings Corporation (NYSE: AM) has been a creator and manufacturer of innovative social expression products that assist consumers in enhancing their relationships to create happiness, laughter and love. The Company’s major greeting card lines are American Greetings, Carlton Cards, Gibson, Recycled Paper Greetings and Papyrus, and other paper product offerings include DesignWare party goods and American Greetings and Plus Mark gift-wrap and boxed cards. American Greetings also has one of the largest collections of greetings on the Web, including greeting cards available at Cardstore.com and electronic greeting cards available at AmericanGreetings.com. In addition to its product lines, American Greetings also creates and licenses popular character brands through the American Greetings Properties group. Headquartered in Cleveland, Ohio, American Greetings generates annual revenue of approximately $1.6 billion, and its products can be found in retail outlets worldwide. For more information on the Company, visit http://corporate.americangreetings.com.

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CONTACT:

Gregory M. Steinberg

Treasurer and Executive Director of Investor Relations

American Greetings Corporation

216-252-4864

investor.relations@amgreetings.com

Non-GAAP Measures

Certain liquidity amounts included in the earnings release may be considered non-GAAP measures under the Securities and Exchange Commission’s Regulation G. Management believes that cash flow from operating activities minus capital expenditures provides a liquidity measure that is useful to investors in analyzing the cash generation of the Company.

Factors That May Affect Future Results

Certain statements in this release, including those under Management Comments and Outlook, may constitute forward-looking statements within the meaning of the Federal securities laws. These statements can be identified by the fact that they do not relate strictly to historic or current facts. They use such words as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. These forward-looking statements are based on currently available information, but are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and may be beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future performance, include, but are not limited to, the following:

•	a weak retail environment and general economic conditions;

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•	competitive terms of sale offered to customers, including costs and other terms associated with new and expanded customer relationships;

•	the loss of one or more retail customers and/or retail consolidations, acquisitions and bankruptcies, including the possibility of resulting adverse changes to retail contract terms;

•

the timing and impact of expenses incurred and investments made to support new retail or product strategies as well as new product introductions and achieving the desired benefits from those investments;

•	the timing of investments in, together with the ability to successfully implement or achieve the desired benefits associated with, any information systems refresh the Company may implement;

•	the timing and impact of converting customers to a scan-based trading model;

•	the ability to achieve the desired benefits associated with the Company’s cost reduction efforts;

•	Schurman Fine Papers’ ability to successfully operate its retail operations and satisfy its obligations to the Company;

•	consumer acceptance of products as priced and marketed including the success of new and expanded advertising and marketing efforts, such as the Company’s on-line efforts through Cardstore.com;

•	the impact and availability of technology, including social media, on product sales;

•	escalation in the cost of providing employee health care;

•	the Company’s ability to achieve the desired accretive effect from any share repurchase programs;

•	the Company’s ability to comply with its debt covenants;

•	fluctuations in the value of currencies in major areas where the Company operates, including the U.S. Dollar, Euro, U.K. Pound Sterling, and Canadian Dollar; and

•	the outcome of any legal claims known or unknown.

Risks pertaining specifically to AG Interactive include the viability of online advertising, subscriptions as revenue generators, and the ability to adapt to rapidly changing social media and the digital photo sharing space.

In addition, this release contains time-sensitive information that reflects management’s best analysis as of the date of this release; however the risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that the Company believes to be immaterial also may adversely affect American Greetings. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have a material adverse effect on our business, financial condition and results of operations. American Greetings does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect performance related to forward-looking statements can be found in the Company’s periodic filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Fiscal 2011 Annual Report on Form 10-K.

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AMERICAN GREETINGS CORPORATION

THIRD QUARTER CONSOLIDATED STATEMENT OF INCOME

FISCAL YEAR ENDING FEBRUARY 29, 2012

(In thousands of dollars except share and per share amounts)

	(Unaudited)
	Three Months Ended		Nine Months Ended
	November 25, 2011	November 26, 2010	November 25, 2011	November 26, 2010
Net sales	$457,143	$421,990	$1,213,660	$1,147,434
Other revenue	6,472	8,148	21,097	21,831

Total revenue	463,615	430,138	1,234,757	1,169,265

Material, labor and other production costs	230,572	199,177	546,699	502,903
Selling, distribution and marketing expenses	140,110	117,314	388,491	347,183
Administrative and general expenses	60,510	58,725	186,734	186,950
Other operating income - net	(813)	(1,048)	(6,858)	(2,578)

Operating income	33,236	55,970	119,691	134,807

Interest expense	5,821	6,221	17,708	19,141
Interest income	(207)	(176)	(838)	(586)
Other non-operating income - net	(2,078)	(1,618)	(2,622)	(3,321)

Income before income tax expense	29,700	51,543	105,443	119,573
Income tax expense	9,454	19,380	38,128	48,039

Net income	$20,246	$32,163	$67,315	$71,534

Earnings per share - basic	$0.51	$0.80	$1.67	$1.79

Earnings per share - assuming dilution	$0.50	$0.78	$1.63	$1.75

Average number of common shares outstanding	39,480,798	40,071,916	40,226,039	39,912,378

Average number of common shares outstanding - assuming dilution	40,436,865	40,985,909	41,381,157	40,911,964

Dividends declared per share	$0.15	$0.14	$0.45	$0.42

AMERICAN GREETINGS CORPORATION

THIRD QUARTER CONSOLIDATED STATEMENT OF FINANCIAL POSITION

FISCAL YEAR ENDING FEBRUARY 29, 2012

(In thousands of dollars)

	(Unaudited)
	November 25, 2011	Restated November 26, 2010
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$85,661	$93,899
Trade accounts receivable, net	235,318	206,286
Inventories	214,412	181,511
Deferred and refundable income taxes	57,400	85,694
Assets held for sale	—	14,148
Prepaid expenses and other	127,376	127,597

Total current assets	720,167	709,135

GOODWILL	27,713	31,686
OTHER ASSETS	422,765	403,815
DEFERRED AND REFUNDABLE INCOME TAXES	128,595	146,767

Property, plant and equipment - at cost	882,709	847,085
Less accumulated depreciation	624,669	612,166

PROPERTY, PLANT AND EQUIPMENT - NET	258,040	234,919

	$1,557,280	$1,526,322

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$108,254	$97,899
Accrued liabilities	67,596	66,797
Accrued compensation and benefits	58,411	59,128
Income taxes payable	26,626	39,593
Other current liabilities	90,440	85,156

Total current liabilities	351,327	348,573

LONG-TERM DEBT	234,642	232,078
OTHER LIABILITIES	182,565	188,226
DEFERRED INCOME TAXES AND
NONCURRENT INCOME TAXES PAYABLE	21,769	32,824

SHAREHOLDERS’ EQUITY
Common shares - Class A	35,562	37,199
Common shares - Class B	2,778	2,905
Capital in excess of par value	509,999	486,399
Treasury stock	(995,338)	(952,183)
Accumulated other comprehensive loss	(14,293)	(27,114)
Retained earnings	1,228,269	1,177,415

Total shareholders’ equity	766,977	724,621

	$1,557,280	$1,526,322

AMERICAN GREETINGS CORPORATION

THIRD QUARTER CONSOLIDATED STATEMENT OF CASH FLOWS

FISCAL YEAR ENDING FEBRUARY 29, 2012

(In thousands of dollars)

	(Unaudited)
	Nine Months Ended
	November 25, 2011	November 26, 2010
OPERATING ACTIVITIES:
Net income	$67,315	$71,534
Adjustments to reconcile net income to cash flows from operating activities:
Stock-based compensation	8,038	9,735
Net gain on dispositions	(4,500)	(254)
Net gain on disposal of fixed assets	(807)	(1,599)
Depreciation and intangible assets amortization	29,719	30,336
Deferred income taxes	6,412	3,957
Other non-cash charges	2,747	2,616
Changes in operating assets and liabilities, net of acquisitions:
Trade accounts receivable	(117,419)	(71,336)
Inventories	(30,939)	(16,461)
Other current assets	5,993	(694)
Income taxes	3,362	36,187
Deferred costs - net	(3,838)	19,365
Accounts payable and other liabilities	3,528	(31,541)
Other - net	(1,576)	5,896

Total Cash Flows From Operating Activities	(31,965)	57,741

INVESTING ACTIVITIES:
Property, plant and equipment additions	(43,531)	(19,660)
Cash payments for business acquisitions, net of cash acquired	(5,899)	—
Proceeds from sale of fixed assets	9,046	3,835
Proceeds from escrow related to party goods transaction	—	25,151
Proceeds from sale of intellectual properties	4,500	—

Total Cash Flows From Investing Activities	(35,884)	9,326

FINANCING ACTIVITIES:
Net decrease in long-term debt	—	(98,250)
Net decrease in short-term debt	—	(1,000)
Sale of stock under benefit plans	12,293	17,173
Excess tax benefits from share-based payment awards	2,380	2,658
Purchase of treasury shares	(55,304)	(13,439)
Dividends to shareholders	(18,146)	(16,737)
Debt issuance costs	—	(3,178)

Total Cash Flows From Financing Activities	(58,777)	(112,773)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(3,551)	1,656

DECREASE IN CASH AND CASH EQUIVALENTS	(130,177)	(44,050)
Cash and Cash Equivalents at Beginning of Year	215,838	137,949

Cash and Cash Equivalents at End of Period	$85,661	$93,899

AMERICAN GREETINGS CORPORATION

THIRD QUARTER CONSOLIDATED SEGMENT DISCLOSURES

FISCAL YEAR ENDING FEBRUARY 29, 2012

(In thousands of dollars)

	(Unaudited)
	Three Months Ended		Nine Months Ended
	November 25, 2011	November 26, 2010	November 25, 2011	November 26, 2010
Total Revenue:
North American Social Expression Products	$331,913	$317,521	$898,193	$877,988

International Social Expression Products	103,352	80,103	249,448	192,412

AG Interactive	16,878	19,233	49,664	55,954

Non-reportable segments	11,472	13,281	37,452	42,911

	$463,615	$430,138	$1,234,757	$1,169,265

Segment Earnings (Loss):
North American Social Expression Products	$28,016	$51,098	$113,009	$143,788

International Social Expression Products	9,537	9,982	15,308	14,141

AG Interactive	3,737	5,135	10,970	10,393

Non-reportable segments	2,368	1,438	17,467	6,907

Unallocated	(13,958)	(16,110)	(51,311)	(55,656)

	$29,700	$51,543	$105,443	$119,573